UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                 October 10, 2006

PremierWest Bancorp
(Exact Name of Registrant as specified in its charter)

Oregon	000-50332	93 - 1282171
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

 503 Airport Road, Medford, Oregon 97504
 Address of Principal Executive Office

Registrant's telephone number including area code               541-618-6003

(Former name or former address, if changed since last report)
Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 5.02(c)

     Effective October 10, 2006, the Board of Directors announced it has promoted Mr. James M. Ford, 49, Senior Executive Vice President, to the position of President of PremierWest Bancorp and its subsidiary PremierWest Bank (See the Press Release attached). Mr. Ford began his employment with PremierWest Bancorp on in April, 2006. Prior to joining PremierWest Bancorp, Mr. Ford was the Executive Vice President of Planning and Development at Bank of the West, which acquired Union Safe Bank, where Mr. Ford was the Executive Vice President and Chief Operating Officer. Upon joining PremierWest Bancorp, Mr. Ford entered into an employment agreement which is automatically extended each year unless PremierWest Bancorp elects not to extend the employment agreement. Pursuant to his employment agreement, Mr. Ford will continue to receive the same annual salary, and participate in the 2006 bonus plan, all company sponsored executive benefit plans and programs, and deferred compensation plans as previously disclosed. If Mr. Ford’s employment is terminated without cause or because of a change in control of PremierWest Bancorp, he is entitled to receive up to two times his annual salary. A complete copy of the employment agreement and summary of its terms was previously filed with the Commission on March 23, 2006 on a Form 8-K announcing Mr. Ford’s employment and the information disclosed therein regarding Mr. Ford’s employment arrangement is hereby incorporated by reference into this filing.

Item 5.02(d)

        In conjunction with Mr. Ford’s promotion to the office of President, the Board of Directors also took action to increase the size of the Board from 10 members to 11 members and appointed Mr. Ford to the Board. Mr. Ford will receive fees as a director commensurate with the current director compensation plan in place for employee-directors. Mr. Ford will serve on the Executive Committee.

Item 9.01    Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.
99.1 Press Release

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERWEST BANCORP (Registrant)

Date:	October 10, 2006	By:	/s/ Tom Anderson
Tom Anderson
Executive Vice President and Chief Financial Officer